UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 22, 2008

AMERIGROUP Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31574	54-1739323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia		23462
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(757) 490-6900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On July 22, 2008, AMERIGROUP Corporation (the "Company") announced that it has reached an agreement in principle with the United States of America acting through the United States Department of Justice and on behalf of the Office of the Inspector General of the Department of Health and Human Services (the "OIG"), the State of Illinois acting through the Office of the Illinois Attorney General, and Cleveland A. Tyson (the "Relator") to settle the qui tam action styled as United States of America and the State of Illinois, ex rel. Cleveland A. Tyson v. AMERIGROUP Illinois, Inc., U.S. District Court for the Northern District of Illinois, Eastern Division (the "Court"), Case No. 02-C-6074 (the "Qui Tam Litigation") for a cash payment of $225 million (the "Settlement Payment"), without any admission of wrongdoing by the Company or its subsidiaries or affiliates. Previously, the Court entered a judgment against the Company and its former wholly-owned subsidiary, AMERIGROUP Illinois, Inc., in the amount of approximately $334 million. In addition to the Settlement Payment, the Company will pay approximately $9.2 million to the Relator for legal fees. The Company will record a one-time expense of approximately $234.2 million, or $199.2 million net of the estimated related tax effect, in its second quarter ending June 30, 2008 in connection with the settlement.

The settlement is subject to the negotiation of certain non-financial terms and execution of a definitive settlement agreement among the parties, and there can be no assurances that the parties will ultimately reach a final settlement or a final settlement on the terms described herein. In connection with the settlement, Company expects to enter into a five-year corporate integrity agreement with the OIG.

Additional information regarding the Qui Tam Litigation can be found under the heading "Legal Proceedings" in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, filed with the Securities and Exchange Commission on April 29, 2008 and in the Company’s Current Reports on Form 8-K filed with the SEC on May 15, 2008 and July 15, 2008, respectively.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation

July 22, 2008	By:	Stanley F. Baldwin

Name: Stanley F. Baldwin
Title: Executive Vice President, General Counsel and Secretary